MICHAEL A. LITTMAN
                                 Attorney at Law
                                7609 Ralston Road
                                Arvada, CO 80002
                                 (303) 422-8127
                               Fax (303) 431-1567



                                   June 16, 2008



Securities and Exchange Commission
Attn:    Donna Levy
100 F Street, Mail Stop 7010
Washington, DC 20549

Re:      Garner Investments, Inc.
         File No.: 333-147368
         Accession Number:0001065949-08-000098 / POS AM

Dear Ms. Levy,

     Pursuant to your telephone comments, please accept this letter as a request to withdraw the POS AM filed on behalf of Garner Investments, Inc. on June 6, 2008.

     Upon the withdrawal being granted we will file the document as a Pre-Effective Amendment No. 4 to the Registration Statement on Form S-1/A.

     We hope this addresses your comments adequately. Please let us know if there are any further comments.


                                                     Sincerely,

                                                     /s/Michael A. Littman

                                                     Michael A. Littman
MAL:cc